Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-204071) on Form S-8 of National Bank Holding Corporation of the report of Mayer Hoffman McCann P.C., now known as CBIZ CPAs P.C., dated May 29, 2024, with respect to the statement of income and changes in plan equity for the year ended February 29, 2024.

/s/ CBIZ CPAs P.C.

Kansas City, Missouri

May 20, 2026